EXHIBIT 11


                        SHOWPOWER, INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE

                                                           Three Months                                 Nine Months
                                                         Ended September 30,                          Ended September 30,
                                                 ---------------------------------             --------------------------------
                                                    1998                    1997                  1998                  1997
                                                 ----------             ----------             ----------            ----------
Net income                                       $  722,838             $  803,172             $  118,252            $1,068,872

Weighted average
    shares outstanding                            3,293,074              1,913,080              2,439,074             1,661,747

Dilutive effect after application
    of treasury stock method

    Restricted shares                               111,656                 96,423                105,809                64,282
    Employee stock options                           38,516                      -                 16,849                     -

Shares used in calculating
    diluted income per share                      3,443,246              2,009,503              2,561,732             1,726,029

Basic net income per share                       $     0.22             $     0.42             $     0.05            $     0.64

Diluted net income per share                     $     0.21             $     0.40             $     0.05            $     0.62